Exhibit 107.1

Calculation of Filing Fee Table

Form S-3
(Form Type)

Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Units(5)	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Equity	Common Stock, $0.01 par value per share	Rule 457(o)	(6)	(3)	$400,000,000	0.0000927	$37,080
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts				(3)	(3)	0.0000927	(3)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$37,080

(1)The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or other securities of the registrant, (e) purchase contracts, and (f) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.E. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(4)In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to $37,080 to be paid in connection with the primary offering of common stock described in this table, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).
(5)Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants and purchase contracts.
(6)An indeterminate number of shares of common stock is being registered as may from time to time be offered hereunder at indeterminate prices.

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